#2661

 [GRACE NEWS LOGO]
                                             CORPORATE COMMUNICATIONS DIVISION

                                             W. R. Grace & Co.
                                             One Town Center Road
                                             Boca Raton, FL 33486-1010







         CONTACT: Chuck Suits or Mary Lou Kromer     561/362-2600 or
                                                     800/GRACE99




     GRACE TO SELL AMICON TO MILLIPORE FOR $125 MILLION

     BOCA RATON, Fla., November 18, 1996--W. R. Grace & Co. (NYSE: GRA) today announced that it has entered into a definitive agreement to sell its Amicon separations sciences business to Millipore Corp. (NYSE: MIL) for $125 million in cash. Grace said it expects to complete the transaction within 60 days.

     Amicon, based in Beverly, Mass., supplies a broad range of molecular separation and purification products used by life science research laboratories and biotechnology/pharmaceutical companies worldwide. It is a leader in membrane ultrafiltration and a widely recognized supplier of preparative chromatography products.

     With annual sales of approximately $60 million, Amicon has manufacturing operations in the U.S. and Europe. It employs approximately 370 people.



                                    [more]

     Amicon is one of four businesses that Grace recently announced it plans to sell within the next three to six months. The other businesses to be divested are Grace TEC Systems, Grace Specialty Polymers and Grace Cocoa.

     Grace was assisted in this transaction by its financial advisor, Merrill Lynch LLP.

     Millipore, based in Bedford, Mass., is a multinational company that applies its purification technology to critical research and manufacturing problems in the microelectronics, biopharmaceutical and analytical laboratory markets.

     Grace is a leading global supplier of flexible packaging and specialty chemicals, with annual sales of approximately $3.3 billion. The company operates in more than 100 countries.





                                      ###